Exhibit 10.12
ADMINISTRATIVE SERVICES AGREEMENT
     This Administrative Services Agreement (“Agreement”) is effective as of October 1, 2007 (the “Effective Date”), by and between Northwest Pipeline Services LLC, a Delaware limited liability company (“Contractor”), and Northwest Pipeline GP, a Delaware general partnership (“Northwest”).
RECITALS
     A. Northwest is in the business of owning and operating natural gas pipeline, storage, and related facilities used in the transportation and storage of natural gas in interstate commerce (the “Business”).
     B. Effective as of September 30, 2007 at 11:59 p.m., Contractor entered into a Personnel Services Agreement with Williams WPC — I , a Delaware corporation (“WPC”), pursuant to which WPC will be the employer primarily for payroll, benefits and administrative operations and Contractor will be the employer primarily with respect to business operations (the “WPC Agreement”).
     C. Northwest requires certain services to operate the Business and to fulfill other general and administrative functions relating to the Business.
     D. Contractor has agreed to provide such services in accordance with the terms of this Agreement, and Northwest is willing to engage Contractor subject to the terms and conditions of this Agreement.
AGREEMENT
     In consideration of the foregoing recitals, which are incorporated herein by this reference, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:
1. Definitions.
     1.1 Definitions. In addition to the terms defined above and the other terms defined herein, as used in this Agreement, the following capitalized terms shall have the meanings set forth below:
     “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question, with the term “control” meaning the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
     “Bankrupt” with respect to any Person means the Person shall generally be unable to pay its debts as such debts become due, or shall so admit in writing or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Person seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), shall remain undismissed or unstayed for a period of 30 days; or the Person shall take any action to authorize any of the actions set forth above.
     “Confidential Information” means non-public information about the disclosing party’s or any of its Affiliates’ business or activities that is proprietary and confidential, which shall include all business, financial, technical and other information, including software (source and object code) and programming code, of a party or its Affiliates marked or designated “confidential” or “proprietary” or by its nature or the circumstances surrounding its disclosure it should reasonably be regarded as confidential, regardless of the means by which it was disclosed. Confidential Information does not include information that (i) is in or enters the public domain without breach of this Agreement, or (ii) the receiving party lawfully receives from a third party without restriction on disclosure and to the receiving party’s knowledge without breach of a nondisclosure obligation.
     “Default Rate” means an interest rate (which shall in no event be higher than the rate permitted by applicable law) equal to the prime interest rate of Contractor’s principal lender.
     “Governmental Approval” means any material consent, authorization, certificate, permit, right-of-way grant or approval of any Governmental Authority that is necessary for the construction, ownership, or operation of the Business in accordance with applicable Laws.
     “Governmental Authority” means any court or tribunal in any jurisdiction or any federal, state, tribal, municipal, or local government or other governmental body, agency, authority, department, commission, board, bureau, instrumentality, arbitrator, or arbitral body or any quasi-governmental or private body lawfully exercising any regulatory or taxing authority.
     “Laws” means any applicable statute, common law, rule, regulation, judgment, order, ordinance, writ, injunction, or decree issued or promulgated by any Governmental Authority.
     “Payment Amount” has the meaning set forth in Section 5.1.
     “Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof, or other entity.
     “Services” has the meaning set forth in Section 2.2.
     1.2 Construction. Unless a clear contrary intention appears, as used herein (a) the singular includes the plural and vice versa, (b) reference to any document means such document as amended from time to time, (c) “include” or “including” means including without limiting the generality of any description preceding such term, (d) the word “or” is not exclusive, unless otherwise expressly stated, (e) the terms “hereof,” “herein,” “hereby,” and derivative or similar words refer to this entire Agreement including the Exhibits attached hereto and incorporated herein by this reference, as the same may be amended from time to time, (f) headings are for convenience only and do not constitute a part of this Agreement, (g) references to money refer to legal currency of the United States of America, and (h) all accounting terms shall be interpreted and all accounting determinations shall be made in accordance with U.S. generally accepted accounting principles.
2. Retention of Contractor; Scope of Services.
     2.1 Retention of Contractor. Northwest engages Contractor to perform the Services and to provide all personnel and any facilities, goods, and equipment not otherwise provided by Northwest necessary to operate the Business as provided below, and Contractor accepts such engagement.
     2.2 Scope of Services; Performance Standards. The “Services” shall consist of such services Northwest determines may be reasonable and necessary to operate the Business, including employees (subject to the terms and conditions of the WPC Agreement), accounting, information technology, company development, operations, administration, insurance, risk management, tax, audit, finance, land, marketing, legal, and engineering, which Services may be expanded, modified, or reduced from time to time as agreed upon by the parties. Contractor shall perform the Services substantially in accordance with industry standards and substantially in accordance with all applicable material Governmental Approvals and Laws. Except as provided above, Contractor makes no representations or warranties regarding the Services and Contractor does not warrant or guarantee any particular outcome as a result of the Services.
     2.3 Intellectual Property.
          2.3.1 Any (i) inventions, whether patentable or not, developed or invented, or (ii) copyrightable material (and the intangible rights of copyright therein) developed, by Contractor or its Affiliates or its or their employees in connection with the performance of the Services shall be the property of Contractor except that during the term of this Agreement (A) Northwest shall be granted an irrevocable, royalty-free, non-exclusive and non-transferable right and license to use such inventions or material, and (B) Northwest shall only be granted such a right and license to the extent such grant does not conflict with, or result in a breach, default, or violation of a right or license to use such inventions or material granted to Contractor by any Person other than an Affiliate of Contractor. Notwithstanding the foregoing, Contractor shall use commercially reasonable efforts to grant such right and license to Northwest.
          2.3.2 Northwest grants to Contractor and its Affiliates an irrevocable, royalty-free, non-exclusive, and non-transferable right and license to use, during the term of this Agreement, any intellectual property provided by Northwest to Contractor or its Affiliates, but only to the extent such use is necessary for the performance of the Services. Contractor shall, and shall cause its Affiliates to, utilize such intellectual property solely in connection with the performance of the Services.
     2.4 Limitation of Authority. Northwest shall have the exclusive authority to appoint an independent registered public accounting firm to audit the financial statements of Northwest. Notwithstanding such right, nothing in this Agreement shall limit Contractor’s or Contractor’s

Affiliates’ right to audit the books and records of Northwest pursuant to any other agreement between the parties.
3. Relationship; Delegation of Duty.
     3.1 Independent Contractor. The parties to this Agreement are independent contractors, and none of the provisions of this Agreement shall be interpreted or deemed to create any relationship between or between the parties other than that of independent contractors. Nothing contained in this Agreement shall be construed to create a relationship of employer and employee, master and servant, principal and agent, or partners or joint-venturers between Northwest and Contractor, between Northwest and any employee or agent of Contractor, or between Contractor and any employee or agent of Northwest. Without limiting the generality of the foregoing, Northwest shall have no right to control or direct the details, manner, or means by which Contractor perform the Services. Under no circumstances shall Contractor’s or Contractor’s Affiliates’ employees be considered or deemed to be employees of Northwest.
     3.2 Delegation of Duty. In the performance of its obligations under this Agreement, Contractor may act directly or through its Affiliates, agents, counsel (in-house or outside) or other persons, may delegate the performance of functions and may consult with agents, counsel (in-house or outside) and other Persons. Contractor, and any Person to whom its obligations have been delegated including any of its Affiliates, shall be entitled to conclusively rely for all purposes upon any notice, document, correspondence, request or directive received by it from Northwest or its Affiliates, or any officer or director of Northwest or its Affiliates, and shall not be obligated to inquire (a) as to the authority or power of any person executing or presenting any such notice, document, correspondence, request or directive, or (b) as to the truthfulness of any statements set forth therein.
4. Books, Records and Reporting.
     4.1 Books and Records. Contractor shall maintain accurate books and records regarding the performance of the Services and its calculation of the Payment Amount, and shall maintain such books and records for the period required by applicable accounting practices or Law.
     4.2 Audits. Northwest shall have the right, upon reasonable notice, and at all reasonable times during usual business hours, to inspect, audit, examine, and make copies of the books and records referred to above, which right may be exercised through any agent or employee of Northwest designated in writing by it or by an independent public accountant, engineer, attorney, or other agent so designated. Northwest shall bear all costs and expenses incurred in any inspection, examination, or audit unless an audit determines that Northwest has been overcharged, in which case, in addition to refunding to Northwest the amount of the overcharge, Contractor shall reimburse Northwest for the cost of the audit together with interest thereon at the Default Rate from the time of the overcharge until refunded. Contractor shall review and respond in a timely manner to any claims or inquiries made by Northwest regarding matters revealed by any such inspection, examination or audit.

     4.3 Reports. Contractor shall prepare and deliver to Northwest any reports provided for in this Agreement and such other reports as Northwest may reasonably request from time to time regarding the performance of the Services.
5. Payment to Contractor.
     5.1 Payment to Contractor. Contractor shall be reimbursed by Northwest on a monthly basis, or such other basis as the Contractor may determine (including on a cash or accrual basis), for (a) all direct and indirect expenses it incurs or payments it makes on behalf of Northwest (including salary, bonus, incentive compensation, benefits, and other amounts paid to any Person, including Affiliates of Contractor) to perform the Services, including expenses allocated to Northwest by Affiliates of Contractor, and (b) all other expenses allocable to the Business or otherwise incurred by Contractor in connection with operating the Business (including expenses allocated to Contractor by its Affiliates) (collectively, the “Payment Amount”). Contractor shall determine the expenses that are allocable to Northwest. Reimbursements pursuant to this Section shall be in addition to any reimbursement to Contractor as a result of indemnification pursuant to any other Section in this Agreement. Any allocation of expenses to Northwest by Affiliates of Contractor in a manner consistent with then-applicable accounting and allocation methodologies generally permitted by FERC for rate-making purposes (or in the absence of then-applicable methodologies permitted by FERC, consistent with the most-recently applicable methodologies) and past business practices shall be deemed to be fair and reasonable to Northwest.
     5.2 Benefit Plans. Contractor, directly or through its Affiliates, may adopt and participate in employee benefit plans, employee programs, and employee practices (including COBRA obligations, paid time off payments, severance, retiree medical, retiree life, equity related awards, bonuses, vesting of employee benefits, retirement plans, and other employee or retiree related payments, obligations, liabilities or benefits) (collectively, “Plans and Practices”), in each case for the benefit of employees, former employees, and directors of Contractor or any of its Affiliates, in respect of Services performed, directly or indirectly, for the benefit of Northwest. Contractor, directly or through its Affiliates, has adopted and participates in (or in the future may adopt and participate in) Plans and Practices for the benefit of employees and former employees of Northwest Pipeline Corporation, the predecessor of Northwest, and its Affiliates, in respect of services previously performed, directly or indirectly, for the benefit of Northwest Pipeline Corporation. Any and all expenses incurred or accrued by Contractor or its Affiliates in connection with any such Plans and Practices shall be reimbursed by Northwest in accordance with the procedures described in Section 5.1.
6. Confidential Information.
     6.1 Nondisclosure. Each of Contractor and Northwest shall (a) not disclose to any third party or use any Confidential Information disclosed to it by the other except as necessary to carry out its obligations under this Agreement, and (b) take all reasonable measures to maintain the confidentiality of all Confidential Information of the other party in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar type and importance.

     6.2 Permitted Disclosure. Notwithstanding the foregoing, each party may disclose Confidential Information (a) to the extent required by a court of competent jurisdiction or other governmental authority or otherwise as required by law, including without limitation disclosure obligations imposed under the federal securities laws, provided that such party has given the other party prior notice of such requirement when legally permissible to permit the other party to take such legal action to prevent the disclosure as it deems reasonable, appropriate or necessary, or (b) to its and its Affiliates’ consultants, legal counsel, accountants, financing sources, and their advisors including Persons performing duties pursuant to Section 3.2.
7. Term and Termination.
     7.1 Term. Unless terminated earlier as provided below, this Agreement shall remain in full force and effect except that (a) Contractor may terminate this Agreement upon 60 days’ advance written notice to the other party, and (b) Contractor or Northwest may terminate this Agreement immediately upon notice at any time at which neither Contractor nor an Affiliate of Contractor is the general partner of Williams Pipeline Partners L.P. or its successor in interest.
     7.2 Termination for Breach. If a party shall be in breach of any provision of this Agreement (the “Breaching Party”), the non-breaching party (“Non-breaching Party”) shall give the Breaching Party written notice of such breach (the “Notice”), and, subject to the terms of this Section, the Breaching Party shall have 30 days after receipt of the Notice within which to cure the breach except that no Notice shall be required if (a) the breach is an obligation to pay money, in which case the Breaching Party shall have five business days to cure the breach; (b) the same breach occurs in any six-month period; (c) the breach pertains to the Breaching Party’s obligations under Section 6; or (d) a party files a petition in Bankruptcy (or is the subject of an involuntary petition in Bankruptcy that is not dismissed within 60 days after the effective filing date thereof). With respect to a breach of the obligations of a Breaching Party contained in Section 6, there is no adequate remedy at law, and the Non-Breaching Party will suffer irreparable harm as a result of such a breach. Therefore, if a breach or threatened breach by a Breaching Party of Section 6 occurs, the Non-Breaching Party shall be entitled to injunctive relief restraining the breaching party from doing any act in violation thereof without the obligation of posting a bond, cash, or otherwise.
     7.3 Effect of Termination. If this Agreement is terminated in accordance with Section 7.1 or 7.2, all rights and obligations under this Agreement shall cease except for (a) obligations that expressly survive termination of this Agreement; (b) liabilities and obligations that have accrued prior to such termination, including the obligation to pay any amounts that have become due and payable prior to such termination, (c) the obligation to pay any portion of the Payment Amount that has accrued prior to such termination, even if such portion has not become due and payable at that time, and (d) all liabilities and other obligations attributable, or in any way related to, employees and former employees of Northwest, Contractor, and their respective Affiliates, and the predecessors in interest (including Northwest Pipeline Corporation) of each and the estates, heirs, personal representatives, successors, and assigns of each such employee and former employee (each, a “Subject Employee”) including with respect to current and former Plans and Practices and any benefit, equity, or incentive related plans, programs, policies, or practices of Northwest or its predecessors, all of which shall be paid when due by Northwest, recognizing that the amount of some of such liabilities and other obligations shall not be known at the time of termination of this Agreement and the obligation to pay shall continue after such termination.
8. Release; Indemnification; and limitation of liability.
     8.1 Release. Northwest, for itself and on behalf of its Affiliates, and the predecessors in interest, successors, and assigns of each, releases and forever discharges Contractor, Contractor’s Affiliates, and the successors and assigns of each, and the officers, directors, shareholders, members, partners, employees, contractors, and agents of each (as applicable, a “Releasee”) of and from any and all causes of action, claims, demands, assessments, losses, liabilities, fines, penalties, suits, damages, liabilities, liens, rights, compensation, costs, and expenses of whatsoever kind or nature including reasonable legal and expert fees and expenses (each, a “Damage”), whether now known or unknown, and whether they exist now or in the future, arising from or relating to performance of, error or delay in performance, attempting to perform or failing to perform, any responsibilities hereunder, or any Damages related thereto, including claims arising as a result of the express negligence of the Releasee unless the Damage resulted from the gross negligence or willful misconduct of the Releasee.
     8.2 Indemnification. Notwithstanding the definitions provided in Section1.1, as used in this Subsection 8.2: (a) the term Affiliate, when used with reference to Contractor, shall not include Northwest or any of its subsidiaries, and, when used with reference to Northwest, shall not include Contractor and its Affiliates; (b) references to Contractor and Northwest, as applicable, as the Indemnified Party, shall include their respective Affiliates, the successors and assigns of each, and the officers, directors, shareholders, members, partners, employees, contractors, and agents of each, and their respective successors, assigns, and, in the case of individuals, their estates, heirs, and personal representatives; and (c) the “Subject Employees” are deemed to be third parties.
          8.2.1 Indemnification Obligations. Northwest, for itself and on behalf of its Affiliates, and the predecessors in interest, successors, and assigns of each (the “Northwest “Indemnifying Party”) shall indemnify Contractor (the “Contractor Indemnified Party”) from and against all Damages sustained or incurred as a result of or arising out of or by virtue of any claim made by a third party against a Contractor Indemnified Party, which claim arises out of or is caused by (a) a breach of this Agreement by a Northwest Indemnifying Party, or (b) any action or omission, including negligence (but excluding gross negligence or willful misconduct) of a Contractor Indemnifying Party (as defined below) or its employees or subcontractors in connection with Contractor’s obligations hereunder.
     Contractor, for itself and on behalf of its Affiliates, and the predecessors in interest, successors, and assigns of each (the “Contractor “Indemnifying Party”) shall indemnify Northwest (the “Northwest Indemnified Party”) from and against all Damages sustained or incurred as a result of or arising out of or by virtue of any claim made by a third party against a Northwest Indemnified Party, which claim arises out of or is caused by the gross negligence or willful misconduct of a Contractor Indemnifying Party or its employees or subcontractors.
     8.2.2 Procedure. Each of Contractor and Northwest shall give the other party prompt written notice and information in such party’s possession concerning any claim that could result in a Damage. In performing its indemnity obligation, the Northwest Indemnifying

Party or the Contractor Indemnifying Party (as applicable, the “Indemnifying Party”) shall have the right to assume the settlement in the defense of any suit or suits or other legal proceedings brought to enforce all such Damages and shall pay all judgments entered in any such suit or other legal proceedings. Except in the case where the Indemnifying Party refuses to assume such defense in settlement, the Indemnifying Party shall have no liability for any settlement in or compromise made without its written consent.
     8.3 Disclaimer; Limitation of Liability. Neither party shall be responsible for any incidental, indirect, consequential, special, punitive, or exemplary damages. Regardless of the basis on which Northwest makes a claim against Contractor for damages, Contractor shall not be liable for any amount in excess of the lesser of (a) the amount of any actual and direct loss or damage incurred, or (b) the amount paid to Contractor in excess of reimbursement for direct and indirect costs in performance of the Services. All claims against Contractor shall be deemed waived unless made by Northwest in writing and received by Contractor within one month after completion of the Services with respect to which the claim is being made.
9. General Provisions.
     9.1 Force Majeure. A party’s obligation under this Agreement, other than an obligation to pay money and the indemnification obligations hereunder, shall be excused when and to the extent its performance of that obligation is prevented due to any cause beyond the reasonable control of a party, including the following causes (unless they are within such party’s reasonable control): acts of God, strikes, lockouts, acts of the public enemy, wars or warlike action (whether actual or impending), arrests and other restraints of government (civil or military), blockades, embargoes, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, sabotage, tornadoes, named tropical storms and hurricanes, floods, civil disturbances, terrorism, mechanical breakdown of machinery or equipment, explosions, confiscation or seizure by any government or other public authority and any order of any court of competent jurisdiction, regulatory agency or governmental body having jurisdiction. The party that is prevented from performing its obligation by reason of one or more of the foregoing events (the “Delayed Party”) shall promptly notify the other party of that fact and shall exercise due diligence to end its inability to perform as promptly as practicable. However, in no event shall a Delayed Party be required to settle any strike, lockout, or other labor dispute in which it may be involved, but in the event of a strike, lockout, or other labor dispute affecting Contractor, Contractor shall use reasonable efforts to continue to perform the Services by utilizing its management personnel and that of its Affiliates.
     9.2 Assignments. Except as otherwise provided herein (including Contractor’s right to delegate performance of the Services under Section 3.2), neither party shall sell, assign, or transfer any of its rights, or delegate any of its obligations, under this Agreement to any Person without the prior consent of the other party except that such prior consent shall not be required if such sale, assignment, or transfer is to an Affiliate of a party or in connection with a merger, consolidation, or the sale of substantially all of its assets.
     9.3 Notices. All notices and other communications that are required or permitted to be given to a party under this Agreement shall be sufficient in all respects if given in writing and delivered in person, by electronic mail, by facsimile, by overnight courier, or by certified mail, postage prepaid, return receipt requested, to the receiving party at the following address:

if to Northwest:	Northwest Pipeline GP
2800 Post Oak Blvd.
Houston, TX 77056
	Attention:	General Counsel
	Facsimile:	713-215-2229
	E-Mail:	Randall.R.Conklin@Williams.com

if to Contractor:	Northwest Pipeline Services Company LLC
2800 Post Oak Blvd.
Houston, TX 77056
	Attention:	Senior Vice President
	Facsimile:	713-215-4269
	E-Mail:	Phil.Wright@Williams.com
or to such other address as such party may have given to the other by notice pursuant to this Section. Notice shall be deemed given on the date of delivery, in the case of personal delivery, electronic mail, or facsimile, or on the delivery or refusal date, as specified on the return receipt in the case of certified mail or on the tracking report in the case of overnight courier.
     9.4 Further Assurances. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.
     9.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns.
     9.6 Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not be affected thereby.
     9.7 Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any Person not a party to this Agreement.
     9.8 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.
     9.9 Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Oklahoma, without regard to the principles of conflicts of law. The proper venue for any lawsuit shall only exist in Tulsa, Oklahoma.
     9.10 Attorneys’ Fees. If a party shall commence any action or proceeding against another party in order to enforce the provisions of this Agreement or to recover damages as a result of the alleged breach of any of the provisions of this Agreement, the prevailing party shall be entitled to recover from the other party all reasonable costs in connection therewith, including reasonable attorneys’ fees.

     9.11 Survival of Terms and Conditions. The terms and condition of this Agreement shall survive the expiration or termination of this Agreement to the full extent necessary for their enforcement and for the protection of the party in whose favor they operate, including the terms and conditions contained in Sections 2.3, 5.1, 5.2, 6.1, 6.2, 7.3, 8.1 through 8.3, and 9.2 through 9.12.
     9.12 Integration; Amendments. This Agreement constitutes the entire Agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto. This Agreement may be amended or restated only by a written instrument executed by both parties.
     9.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A facsimile or electronic signature to this Agreement shall be deemed an original and binding upon the party against whom enforcement is sought.
     The parties have executed this Administrative Services Agreement on, and effective as of, the Effective Date.

NORTHWEST PIPELINE GP

By:	Williams Pipeline Partners Holdings LLC, a general partner

	By:	Williams Gas Pipeline Company, Manager

By:

Name:

Title:

	By:	WGPC Holdings LLC, a general partner

	By:	Williams Gas Pipeline Company, Manager

By:

Name:

Title:

NORTHWEST PIPELINE SERVICES COMPANY LLC

By:	Williams Pipeline GP LLC, Manager

By:

Name:

Title: